Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2026 relating to the financial statements of Cipher Digital Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

San Francisco, CA

February 24, 2026